AMERICAN HEALTHCHOICE, INC.
                                 7350 Hawk Road
                             Flower Mound, TX 75022



                                                              April 28, 2006


VIA ELECTRONIC SUBMISSION

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

                  Re: American Healthchoice, Inc. (the "Company") Registration Statement on Form SB-2
                           Dated February 2, 2006
                           File No. 333-131482

Ladies and Gentlemen:

      We previously filed the above-referenced Form SB-2 registration statement and hereby request that such registration statement be withdrawn at your earliest convenience. No securities were offered or sold pursuant to this registration statement. We request this withdrawal because the Company intends to modify its prior private financing. Please apply the Company's filing fee to its account with the SEC.

      If you have any questions concerning this matter, please contact our counsel Thomas A. Rose at (212) 930-9700.

      Thank you for your assistance in this matter.


                                                     AMERICAN HEALTHCHOICE, INC.

                                                     By:  /s/ JOHN C. STUECHELI
                                                         -----------------------
                                                         John C. Stuecheli
                                                         Chief Financial Officer